Exhibit (d)(21)(B)

Notice of Termination of Subadvisory Agreement as to the

Natural Resources Fund

(a series of John Hancock Funds II)

Wellington Management Company LLP

Notice is hereby given pursuant to Section 7 of the Subadvisory Agreement dated January 1, 2014, as amended, between John Hancock Advisers, LLC (the “Adviser”) and Wellington Management Company LLP (“Wellington”) (the “Agreement”) that the Agreement is terminated with respect to the Natural Resources Fund, a series of John Hancock Funds II (the “Fund”), effective as of the close of business July 17, 2014 (the “Termination Date”).

Notwithstanding the termination date, the Adviser acknowledges that Wellington ceased portfolio trading under the Agreement with respect to the Fund on July 1, 2014 so that portfolio transition management could be implemented and therefore had no responsibility for discretionary portfolio management from this date to the Termination Date.

Executed as of this 1st day of July, 2014.

John Hancock Advisers, LLC

By:_/s/ Leo Zerilli _________________

Name: Leo Zerilli

Title: Senior Vice President and Chief Investment Officer

Wellington Management Company LLP hereby waives its right to 60 days notice of such termination as provided for in Section 7 of the Agreement.

Wellington Management Company LLP

By:_/s/ Sarah K. Williamson ________

Name: Sarah K. Williamson

Title: Senior Vice President